UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CRH MEDICAL CORPORATION

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CRH Medical Corporation Updates Special Meeting Materials in Connection with Proposed Arrangement with Well Health Technologies Corp.

Vancouver, BC – April 7, 2021 – CRH Medical Corporation (TSX: CRH) (NYSE American: CRHM) (“CRH” or the “Company”) announced today that it has filed with the U.S. Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K containing certain disclosures that are intended to amend and supplement the Company’s proxy statement and management information circular, dated March 19, 2021 (the “Circular”), relating to the special meeting of CRH securityholders that will be held in connection with the proposed acquisition of CRH by WELL Health Technologies Corp. (the “Arrangement”), which Circular was previously mailed to securityholders. The Current Report and supplemental disclosures are available on the SEC’s website at http://www.sec.gov, on SEDAR at www.sedar.com and on the Company’s website at http://investors.crhsystem.com.

The supplemental disclosures were prepared in response to certain complaints filed against CRH and the members of the CRH Board of Directors by purported individual CRH shareholders in the U.S., which complaints allege that the Circular was materially incomplete and misleading, in violation of certain U.S. securities laws. The defendants believe that all of the complaints are without merit and that no further disclosure is required to supplement the Circular under applicable laws. However, in order to moot the plaintiffs’ unmeritorious disclosure claims, to avoid the risk that the foregoing actions may delay or otherwise adversely affect the consummation of the Arrangement and to minimize the expense of defending such actions, CRH voluntarily made the disclosures set forth in the Current Report to supplement the disclosures contained in the Circular. The supplemental disclosures should be read in conjunction with the disclosures contained in the Circular, which should be carefully read in its entirety. The Circular is available on the SEC’s website at http://www.sec.gov, on SEDAR at www.sedar.com and on the Company’s website at http://investors.crhsystem.com.

The filing will not affect the consideration to be received by CRH shareholders in connection with the Arrangement, or the timing of the special meeting of the Company’s securityholders scheduled for April 16, 2021, at 9:00 a.m., Vancouver time, which is being held in a virtual format conducted via live audio webcast at https://web.lumiagm.com/281719465. At the meeting, CRH securityholders will be asked to vote on a special resolution to approve the Arrangement (the “Arrangement Resolution”), and CRH shareholders will be asked to vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to CRH’s named executive officers in connection with the Arrangement (the “Compensation Proposal”). The CRH Board of Directors continues to unanimously recommend that CRH securityholders vote FOR the approval of the Arrangement Resolution and that CRH shareholders vote FOR the Compensation Proposal.

Cautionary Note Regarding Forward-Looking Statements

Certain statements and information included or incorporated by reference in this document may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws (collectively, “forward-looking statements”). Forward looking statements include statements regarding the acquisition of the Company by WELL, as well as all other statements that are not statements of historical fact. Forward-looking statements are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “plan,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

Forward-looking statements reflect current expectations of management regarding future events and performance as of the date of this document and involve known and unknown risks, uncertainties and other factors which may cause our actual results to be materially different those expressed or implied by any forward-looking statements. These forward-looking statements should not be read as guarantees of future results, and there can be no assurance that the results expressed or implied by any forward-looking statements will be achieved. Important factors that could cause actual results to differ materially from the results discussed in forward-looking statements include: (i) the risk that the Company’s securityholders do not approve the proposed transaction; (ii) the risk that regulatory or other approvals required for the transaction may be delayed or not obtained, or are obtained subject to conditions that are not anticipated; (iii) the possibility that certain other conditions to the consummation of the proposed transaction will not be satisfied or completed on a timely basis, or at all; (iv) the risk that the financing necessary for the consummation of the proposed transaction is unavailable at the closing; (v) the risk of disruption from the announcement, pendency and/or completion of the potential transaction, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; (vi) uncertainties related to developments in the COVID-19 pandemic and its impact on the Company’s operations and the completion of the proposed transaction; and (vii) uncertainties related to general economic, financial, regulatory and political conditions, as well as potential changes in law and regulatory interpretations.

Additional factors that could cause actual results to differ materially from expectations include, without limitation, the risks identified by the Company in its most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, which are available on EDGAR at www.sec.gov/edgar.shtml or on the Company’s website at www.crhmedcorp.com. The Company disclaims any intent or obligations to update or revise publicly any forward-looking statements whether as a result of new information, estimates or options, future events or results or otherwise, unless required to do so by law.